EXHIBIT 23.3

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

We consent to the reference to our firm under the caption “Experts” in the Registration Statement and related prospectus of Stratasys, Inc. (the “Company”) on Form S-8. We also consent to incorporation by reference therein of our report dated January 31, 2007, of our audits of the consolidated financial statements of the Company as of December 31, 2006 and the related consolidated statements of operations, changes in stockholders’ equity and comprehensive income for each of the years in the three-year period ended December 31, 2006, which report is included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008.

/s/ Rothstein, Kass & Company, P.C.
Rothstein, Kass & Company, P.C.

Roseland, New Jersey
October 30, 2009